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EXHIBIT 99.1

Business and Transportation Editors

   WALNUT CREEK, Calif.--(BUSINESS WIRE)--Nov. 1, 2000--Pacer International, a North American freight transportation and logistics provider based in Walnut Creek, California, has concluded the acquisition of RFI Group Inc., a non-asset-based logistics business headquartered in New York.
   RFI, with revenues of $113 million for the fiscal year ending Dec. 31, 1999, is a freight-forwarding and customs-brokerage firm that also has ocean transportation brokerage capabilities.
   Pacer's revenues for the 12-month period ending Sept. 30, 2000, exceed $1.4 billion on a pro forma basis, including acquisitions to date.
   Terms of the transaction were not disclosed.
   Don Orris, Pacer's chairman and chief executive officer, said the acquisition will -- for the first time -- expand Pacer's menu of freight distribution services to include international-trade related services.
   RFI, which uses a proprietary PC-based forwarding system that is integrated with the systems of U.S. Customs, maintains offices in the United States and Europe.
   The RFI senior management group intends to remain actively involved in running the business, Orris said. RFI has approximately 185 employees.

   About Pacer -- Pacer International is a leading North American freight transportation and logistics services provider. It offers a broad range of intermodal, trucking, warehousing, consolidation, freight-forwarding, customs brokerage, ocean transportation brokerage, and other logistics services on a retail basis, all available through a single organization, Pacer Logistics. Pacer also operates the industry's most extensive double-stack rail system for the distribution of containerized freight, Pacer Stacktrain, which it markets on a wholesale basis. Pacer International is headquartered in Walnut Creek, California.

   Certain forward-looking statements -- This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the Company's leverage; regulatory changes affecting the industry in which we operate; competitive or technological factors affecting the Company's markets, operations, products and services; shifts in market demand and general economic conditions; as well as the other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. In addition, the Company has acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services. There can be no assurance that the businesses that the company has acquired in the past and may acquire in the future can be successfully integrated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from

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those described herein as anticipated, believed, expected or intended.

   Note: Issued by Potash & Company, Oakland, tel. 510/261-1570.

   --30--

   CONTACT: Pacer International
            Don Orris, 303/694-5730
            ryzpacer@uswest.net

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